Exhibit 4.10

TERMS AND CONDITIONS FOR
KLARNA BANK AB (PUBL)
SEK 276,000,000
FLOATING RATE ADDITIONAL TIER 1 CAPITAL NOTES

ISIN: SE0017767296
Issue date: 25 March 2022
originally dated 21 March 2022 as amended and restated on 4 April 2024
No action is being taken that would or is intended to permit a public offering of the Notes or the possession, circulation or distribution of this document or any other material relating to the Issuer or the Notes in any jurisdiction other than Sweden, where action for that purpose is required. Persons into whose possession this document comes are required by the Issuer to inform themselves about, and to observe, any applicable restrictions.

MIFID II PRODUCT GOVERNANCE
Solely for the purposes of the product governance requirements set forth in Directive 2014/65/EU (as amended, “MiFID II”), the target market assessment made by the manufacturers in respect of the Notes has led to the conclusion that: (i) the target market for the Notes is eligible counterparties and professional clients only, each as defined in MiFID II; (ii) the negative target market for the Notes is clients that seek full capital protection or full repayment of the amount invested, are fully risk averse/have no risk tolerance or need a fully guaranteed income or fully predictable return profile; and (iii) all channels for distribution of the Notes to eligible counterparties and professional clients are appropriate. Any person subsequently offering, selling or recommending the Notes (a “distributor”) should take into consideration the manufacturers’ target market assessment. However, a distributor subject to MiFID II is responsible for undertaking its own target market assessment in respect of the Notes (by either adopting or refining the manufacturers’ target market assessment) and determining appropriate distribution channels.
The Notes are not intended to be offered, sold or otherwise made available to and should not be offered, sold or otherwise made available to any retail investor in the EEA. For these purposes, a retail investor means a person who is one (or more) of: (i) a retail client as defined in point (11) of Article 4(1) of MiFID II; or (ii) a customer within the meaning of the Insurance Distribution Directive, where that customer would not qualify as a professional client as defined in point (10) of Article 4(1) of MiFID II; or (iii) not a qualified investor as defined in the Prospectus Regulation. Consequently, no key information document required by Regulation (EU) No. 1286/2014 (as amended, the “PRIIPs Regulation”) for offering or selling the Notes or otherwise making them available to retail investors in the EEA has been prepared and therefore offering or selling the Notes or otherwise making them available to any retail investor in the EEA may be unlawful under the PRIIPS Regulation.
PRIVACY NOTICE
The Issuer, the Issuing Agent and the Agent may collect and process personal data relating to the Noteholders, the Noteholders’ representatives or agents, and other persons nominated to act on behalf of the Noteholders pursuant to the Finance Documents (name, contact details and, when relevant, holding of Notes). The personal data relating to the Noteholders is primarily collected from the registry kept by the CSD. The personal data relating to other persons is primarily collected directly from such persons.
The personal data collected will be processed by the Issuer, the Issuing Agent and the Agent for the following purposes:
(a)to exercise their respective rights and fulfil their respective obligations under the Finance Documents:
(b)to manage the administration of the Notes and payments under the Notes;
(c)to enable the Noteholders’ to exercise their rights under the Finance Documents, and
(d)to comply with their obligations under applicable laws and regulations.
The processing of personal data by the Issuer, the Issuing Agent and the Agent in relation to items (a)-(c) is based on their legitimate interest to exercise their respective rights and to fulfil their respective obligations under the Finance Documents. In relation to item (d), the processing is based on the fact that such processing is necessary for compliance with a legal obligation incumbent on the Issuer or Agent. Unless otherwise required or permitted by law, the personal data collected will not be kept longer than necessary given the purpose of the processing. Personal data collected may be shared with third parties, such as the CSD, when necessary to fulfil the purpose for which such data is processed.
Subject to any legal preconditions, the applicability of which have to be assessed in each individual case, data subjects have the rights as follows. Data subjects have right to get access to their personal data and may request the same in writing at the address of the Issuer, the Issuing Agent and the Agent, respectively. In addition, data subjects have the right to (i) request that personal data is rectified or erased, (ii) object to specific processing, (iii) request that the processing be restricted, and (iv) receive personal data provided by themselves in machine-readable format. Data subjects are also entitled to lodge complaints with the relevant supervisory authority if dissatisfied with the processing carried out.
The Issuer’s, the Issuing Agent’s and the Agent’s addresses, and the contact details for their respective Data Protection Officers (if applicable), are found on their websites https://www.klarna.com, www.nordea.com and https://www.intertrustgroup.com.

1.DEFINITIONS AND CONSTRUCTION
1.1Definitions
In these terms and conditions (the “Terms and Conditions”):
“Account Operator” means a bank or other party duly authorised to operate as an account operator pursuant to the Financial Instruments Accounts Act and through which a Noteholder has opened a Securities Account in respect of its Notes.
“Accounting Principles” means the international financial reporting standards (IFRS) within the meaning of Regulation 1606/2002/EC (or as otherwise adopted or amended from time to time/as in force on the Issue Date) as applied by the Issuer in preparing its annual consolidated financial statements.
“Additional Tier 1 Capital” means, at any time, the sum, expressed in Swedish Kronor, of all amounts that constitute additional tier 1 capital (primärkapitaltillskott) as defined in the Applicable Banking Regulations at the relevant time.
“Adjusted Total Nominal Amount” means the Total Nominal Amount less the aggregate Nominal Amount of all Notes owned by a Group Company or an Affiliate, irrespective of whether such person is directly registered as owner of such Notes.
“Affiliate” means:
(a)an entity controlling or under common control with the Issuer, other than a Group Company; and
(b)any other person or entity owning any Notes (irrespective of whether such person is directly registered as owner of such Notes) that has undertaken towards a Group Company or an entity referred to in paragraph (a) above to vote for such Notes in accordance with the instructions given by a Group Company or an entity referred to in paragraph (a) above.
For the purposes of this definition, “control” means the possession, directly or indirectly, of the power to direct or cause the direction of the management or policies of an entity, whether through ownership of voting securities, by agreement or otherwise.
“Agency Agreement” means the agency agreement entered into before the Issue Date, between the Issuer and the Agent, or any replacement agency agreement entered into after the Issue Date between the Issuer and an agent.
“Agent” means Intertrust (Sweden) AB, Swedish Reg. No. 556625-5476, or such other party replacing it, as Agent, in accordance with these Terms and Conditions.
“Applicable Banking Regulations” means at any time the laws, regulations, requirements, guidelines and policies relating to capital adequacy applicable to the Issuer or the Consolidated Situation, as the case may be, including, without limitation to the generality of the foregoing, CRD IV and any other laws, regulations, requirements, guidelines and policies relating to capital adequacy as then applied in Sweden by the Swedish FSA

(whether or not such requirements, guidelines or policies have the force of law and whether or not they are applied generally or specifically to the Issuer or the Consolidated Situation).
“Base Rate” means three (3) month STIBOR or any reference rate replacing STIBOR in accordance with Clause 18 (Replacement of Base Rate).
“Base Rate Administrator” means Swedish Financial Benchmark Facility AB (SFBF) or any person replacing it as administrator of the Base Rate.
“Business Day” means a day in Sweden other than a Sunday or other public holiday. Saturdays, Midsummer Eve (midsommarafton), Christmas Eve (julafton) and New Year’s Eve (nyårsafton) shall for the purpose of this definition be deemed to be public holidays.
“Business Day Convention” means the first following day that is a Business Day unless that day falls in the next calendar month, in which case that date will be the first preceding day that is a Business Day.
“Capital Event” means, at any time on or after the Issue Date, a change (which has occurred or which the Swedish FSA considers to be sufficiently certain) in the regulatory classification of the Notes that results, or would be likely to result, in the exclusion, wholly or partially, of the Notes from the Additional Tier 1 Capital of the Issuer and/or the Consolidated Situation or the reclassification, wholly or partially, of the Notes as a lower quality form of regulatory capital (other than by reason of a partial exclusion of the Notes as a result of a write-down following a Trigger Event), provided that the Issuer demonstrates to the satisfaction of the Swedish FSA that such change was not reasonably foreseeable at the Issue Date (and provided that such exclusion or reclassification is not a result of any applicable limitation on the amount of such Additional Tier 1 Capital contained in the Applicable Banking Regulations).
“CET1 Capital” means, at any time, the sum, expressed in Swedish Kronor, of all amounts that constitute common equity tier 1 capital of the Issuer or the Consolidated Situation as calculated by the Issuer in accordance with the Applicable Banking Regulations at the relevant time.
“CET1 ratio” means, at any time:
(a)in relation to the Issuer, the ratio (expressed as a percentage) of the aggregate amount of the CET1 Capital of the Issuer at such time divided by the Risk Exposure Amount of the Issuer at such time; and
(b)in relation to the Consolidated Situation, the ratio (expressed as a percentage) of the aggregate amount of the CET1 Capital of the Consolidated Situation at such time divided by the Risk Exposure Amount of the Consolidated Situation at such time, in each case as calculated by the Issuer in accordance with the CRD IV requirements and any applicable transitional arrangements under the Applicable Banking Regulations at the relevant time.

“Consolidated Situation” means the Issuer, Klarna Holding and any other entities which are part of the Swedish prudential consolidated situation (as such term is used in the Applicable Banking Regulations) of which the Issuer is a part, from time to time.
“CRD IV” means the legislative package consisting of the CRD IV Directive, the CRR and any CRD IV Implementing Measures.
“CRD IV Directive” means Directive 2013/36/EU on access to the activity of credit institutions and the prudential supervision of credit institutions and investment firms of the European Parliament and of the Council of 26 June 2013, as the same may be amended or replaced from time to time.
“CRD IV Implementing Measures” means any regulatory capital rules, regulations or other requirements implementing (or promulgated in the context of) the CRD IV Directive or the CRR which may from time to time be introduced, including, but not limited to, delegated or implementing acts or regulations (including technical standards) adopted by the European Commission, national laws and regulations, adopted by the Swedish FSA and guidelines issued by the Swedish FSA, the European Banking Authority or any other relevant authority, which are applicable to the Issuer, the Consolidated Situation or the Group, as applicable.
“CRR” means Regulation (EU) No. 575/2013 on prudential requirements for credit institutions and investment firms of the European Parliament and of the Council of 26 June 2013, as the same may be amended or replaced from time to time.
“CSD” means the Issuer’s central securities depository and registrar in respect of the Notes, Euroclear Sweden AB, Swedish Reg. No. 556112-8074, P.O. Box 191, 101 23 Stockholm, Sweden, or any other party replacing it, as CSD, in accordance with these Terms and Conditions.
“CSD Regulations” means the CSD’s rules and regulations applicable to the Issuer, the Agent and the Notes from time to time.
“Debt Register” means the debt register (skuldbok) kept by the CSD in respect of the Notes in which a Noteholder is registered.
“Distributable Items” shall have the meaning given to such term in CRD IV interpreted and applied in accordance with the Applicable Banking Regulations.
“Finance Documents” means these Terms and Conditions, and any other document designated by the Issuer and the Agent as a Finance Document.
“Financial Instruments Accounts Act” means the Swedish Financial Instruments Accounts Act (lag (1998:1479) om värdepapperscentraler och kontoföring av finansiella instrument).
“First Call Date” means the Interest Payment Date falling on or immediately after the fifth (5) anniversary of the Issue Date (being 25 March 2027).
“Force Majeure Event” has the meaning set forth in Clause 25.1.

“Group” means the Issuer and its Subsidiaries from time to time (each a “Group Company”).
“Initial Call Period” means the period commencing on (and including) the First Call Date and ending on (and including) the Interest Payment Date falling on or immediately after three (3) months of the First Call Date.
“Insolvent” means, in respect of a relevant person, that it is deemed to be insolvent, or admits inability to pay its debts as they fall due, in each case within the meaning of Chapter 2, Sections 7–9 of the Swedish Bankruptcy Act (konkurslag (1987:672)) (or its equivalent in any other jurisdiction), suspends making payments on any of its debts or by reason of actual financial difficulties commences negotiations with all or substantially all of its creditors (other than the Noteholders and creditors of secured debt) with a view to rescheduling any of its indebtedness (including company reorganisation under the Swedish Company Reorganisation Act (lag (1996:764) om företagsrekonstruktion) (or its equivalent in any other jurisdiction)) or is subject to involuntary winding-up, dissolution or liquidation.
“Interest” means the interest on the Notes calculated in accordance with Clause 10.1 (Interest).
“Interest Payment Date” means 25 March, 25 June, 25 September and 25 December of each year or, to the extent such day is not a Business Day, the Business Day following from an application of the Business Day Convention. The first Interest Payment Date for the Notes shall be 25 June 2022 and the last Interest Payment Date shall be the relevant Redemption Date.
“Interest Period” means:
(a)in respect of the first Interest Period, the period from (but excluding) the Issue Date to (and including) the first Interest Payment Date; and
(b)in respect of subsequent Interest Periods, the period from (but excluding) an Interest Payment Date to (and including) the next succeeding Interest Payment Date (or a shorter period if relevant).
“Interest Rate” means the Base Rate plus seven (7.00) per cent. per annum as adjusted by any application of Clause 18 (Replacement of Base Rate).
“Issue Date” means 25 March 2022.
“Issuer” means Klarna Bank AB (publ), a public limited liability banking company (bankaktiebolag) incorporated under the laws of Sweden with Swedish Reg. No. 556737- 0431 and LEI code 549300O3HXYXXUHR0897.
“Issuing Agent” means initially Nordea Bank Abp, filial i Sverige, or such other party replacing it, as Issuing Agent, in accordance with these Terms and Conditions and the CSD Regulations.
“Klarna Holding” means Klarna Holding AB (publ), a public limited liability company (aktiebolag) incorporated under the laws of Sweden with Swedish Reg. No. 556676-2356.

“Loss Absorbing Instruments” means capital instruments or other obligations of the Issuer (other than the Notes) or any other member of the Consolidated Situation, which include a principal loss absorption mechanism that is capable of generating CET1 Capital and that is activated by a trigger event set by reference to the CET1 ratio of the Issuer and/or the CET1 ratio of the Consolidated Situation.
“Nominal Amount” has the meaning set forth in Clause 2.3.
“Note” means a debt instrument (skuldförbindelse) for the Nominal Amount and of the type set forth in Chapter 1 Section 3 of the Financial Instruments Accounts Act and which is governed by and issued under these Terms and Conditions.
“Noteholder” means the person who is registered on a Securities Account as direct registered owner (ägare) or nominee (förvaltare) with respect to a Note.
“Noteholders’ Meeting” means a meeting among the Noteholders held in accordance with Clause 16.1 (Request for a decision), Clause 16.2 (Convening of Noteholders’ Meeting) and Clause 16.4 (Majority, quorum and other provisions).
“Qualifying Securities” means securities issued directly by the Issuer following a substitution or variation of the Notes in accordance with Clause 12.4(b) that have terms not materially less favourable to investors, certified by the Issuer acting reasonably (having consulted with an independent investment bank or independent financial adviser of international standing), than the terms of the Notes (immediately prior to the relevant substitution or variation), provided that they:
(a)shall include a ranking at least equal to that of the Notes;
(b)shall have at least the same Interest Rate and the same Interest Payment Dates as those applying to the Notes;
(c)shall have the same redemption rights as the Notes;
(d)shall preserve any existing rights under the Notes to any accrued interest which has not been paid but which has not been cancelled in respect of the period from (and including) the Interest Payment Date last preceding the date of the relevant substitution or variation of the Notes;
(e)if the Notes were admitted to trading on a Regulated Market immediately prior to the relevant substitution or variation, are to be admitted to trading on a Regulated Market (noting that no investor in the relevant Qualifying Securities (or its representative) has the right to accelerate the relevant Qualifying Securities or otherwise request a prepayment or redemption of the relevant Qualifying Securities upon a failure to admit the relevant Qualifying Securities to trading);
(f)are assigned (or maintain) the same or higher credit ratings as were assigned to the Notes (if any) immediately prior to the relevant substitution or variation of the Notes; and
(g)shall comply with the then current requirements for Additional Tier 1 Capital contained in the Applicable Banking Regulations.

“Quotation Day” means, in relation to any period for which an interest rate is to be determined, two (2) Business Days before the first day of that period.
“Record Date” means the fifth (5) Business Day prior to:
(a)an Interest Payment Date;
(b)a Redemption Date;
(c)a date on which a payment to the Noteholders is to be made under Clause 15 (Distribution of proceeds);
(d)a date of a Noteholders’ Meeting; or
(e)another relevant date,
or in each case such other Business Day falling prior to a relevant date if generally applicable on the Swedish bond market.
“Redemption Date” means the date (if any) on which the relevant Notes are to be redeemed or repurchased in accordance with Clause 12 (Redemption and repurchase of the Notes).
“Regulated Market” means Nasdaq Stockholm or any other regulated market (as defined in Directive 2014/65/EU of the European Parliament and of the Council of 15 May 2014 on markets in financial instruments and amending Directive 2002/92/EC and Directive 2011/61/EU).
“Reinstatement Date” shall have the meaning as set forth in Clause 11.2.3.
“Risk Exposure Amount” means, at any time, with respect to the Issuer or the Consolidated Situation, as the case may be, the aggregate amount of the risk weighted assets or equivalent of the Issuer or the Consolidated Situation, respectively, calculated in accordance with the Applicable Banking Regulations at such time.
“Securities Account” means the account for dematerialised securities (avstämningsregister) maintained by the CSD pursuant to the Financial Instruments Accounts Act in which:
(a)an owner of such security is directly registered; or
(b)an owner’s holding of securities is registered in the name of a nominee.
“Security” means a mortgage, charge, pledge, lien, security assignment or other security interest securing any obligation of any person, or any other agreement or arrangement having a similar effect.
“STIBOR” means:
(a)the Stockholm interbank offered rate (STIBOR) administered by the Base Rate Administrator for Swedish Kronor and for a period equal to the relevant Interest Period, as displayed on page STIBOR= of the Refinitiv screen (or through such other system or on such other page as replaces the said system or page) as of or around 11.00 a.m. on the Quotation Day;
(b)if no rate as described in paragraph (a) above is available for the relevant Interest Period, the rate determined by the Issuing Agent by linear interpolation between the two closest rates for STIBOR fixing, as displayed on page STIBOR= of the Refinitiv screen (or any replacement thereof) as of or around 11.00 a.m. on the Quotation Day for Swedish Kronor;
(c)if no rate as described in paragraph (a) or (b) above is available for the relevant Interest Period, the arithmetic mean of the Stockholm interbank offered rates (rounded upwards to four decimal places) as supplied to the Issuing Agent at its request quoted by leading banks in the Stockholm interbank market reasonably selected by the Issuing Agent for deposits of SEK 100,000,000 for the relevant period; or
(d)if no rate as described in paragraph (a) or (b) above is available for the relevant Interest Period and no quotation is available pursuant to paragraph (c) above, the interest rate which according to the reasonable assessment of the Issuing Agent best reflects the interest rate for deposits in Swedish Kronor offered in the Stockholm interbank market for the relevant period.
“Subsidiary” means, in relation to any person, any Swedish or foreign legal entity (whether incorporated or not), which at the time is a subsidiary (dotterföretag) to such person, directly or indirectly, as defined in the Swedish Companies Act (aktiebolagslag (2005:551)).
“Successor Base Rate” means the rate that an Independent Adviser or the Issuer determines is a successor to or the replacement of the applicable Base Rate and which is formally recommended by a Relevant Nominating Body.
“Swedish FSA” means the Swedish Financial Supervisory Authority (Finansinspektionen) or such other governmental authority in Sweden (or, if the Issuer becomes subject to primary bank supervision in a jurisdiction other than Sweden, in such other jurisdiction) having primary bank supervisory authority with respect to the Issuer.
“Swedish Kronor” and “SEK” means the lawful currency of Sweden.
“Tax Event” means, as a result of any change in, or amendment to, the laws or regulations of Sweden, or any change in the application or official interpretation of such laws or regulations, which change or amendment becomes effective on or after the Issue Date, such that the Issuer is, or becomes, subject to a significant amount of additional taxes, duties or other governmental charges or civil liabilities with respect to the Notes, provided that the Issuer satisfies the Swedish FSA that such change in tax treatment of the Notes is material and was not reasonably foreseeable as at the Issue Date.
“Tier 2 Capital” means tier 2 capital (supplementärkapital) as defined in Chapter 4 of Title I of Part Two of the CRR and/or any other Applicable Banking Regulations at such time.

“Total Nominal Amount” means the total aggregate Nominal Amount of the Notes outstanding at the relevant time.
“Trigger Event” means if, at any time, the CET1 ratio of:
(a)the Issuer, as calculated in accordance with the Applicable Banking Regulations, is less than 5.125 per cent.; or
(b)the Consolidated Situation, as calculated in accordance with the Applicable Banking Regulations, is less than 7.00 per cent., in each case as determined by the Issuer and/or the Swedish FSA (or any agent appointed for such purpose by the Swedish FSA).
“Write Down Amount” has the meaning as set forth in Clause 11.1.5.
“Write Down Date” has the meaning as set forth in Clause 11.1.2.
“Written Down Additional Tier 1 Instrument” means an instrument (other than the Notes) qualifying as Additional Tier 1 Capital of Issuer and/or the Consolidated Situation that, immediately prior to any reinstatement of the Notes, has a nominal amount which is less than its initial nominal amount due to a write down and that has terms permitting a principal write up to occur on a basis similar to that set out in Clause 11.2 (Reinstatement of the Notes) in the circumstances existing on the relevant Reinstatement Date.
“Written Procedure” means the written or electronic procedure for decision making among the Noteholders in accordance with Clause 16.1 (Request for a decision), Clause 16.3 (Instigation of Written Procedure) and Clause 16.4 (Majority, quorum and other provisions).
1.2Construction
1.2.1Unless a contrary indication appears, any reference in these Terms and Conditions to:
(a)any agreement or instrument is a reference to that agreement or instrument as supplemented, amended, novated, extended, restated or replaced from time to time;
(b)a “regulation” includes any law, regulation, rule or official directive (whether or not having the force of law) of any governmental, intergovernmental or supranational body, agency or department;
(c)a provision of regulation is a reference to that provision as amended or re-enacted; and
(d)a time of day is a reference to Stockholm time.
1.2.2When ascertaining whether a limit or threshold specified in Swedish Kronor has been attained or broken on a specific Business Day, an amount in another currency shall be counted on the basis of the rate of exchange for such currency against Swedish Kronor for the previous Business Day, as published by the Swedish Central Bank (Riksbanken) on its website (www.riksbank.se). If no such rate is available, the most recently published rate shall be used instead.
1.2.3No delay or omission of the Agent or of any Noteholder to exercise any right or remedy under the Finance Documents shall impair or operate as a waiver of any such right or remedy.
1.2.4The privacy notice and any other information contained in this document before the table of contents section do not form part of these Terms and Conditions and may be updated without the consent of the Noteholders and the Agent.
2.THE NOTES
2.1The Notes are denominated in Swedish Kronor and each Note is constituted by these Terms and Conditions. The Issuer undertakes to make payments in relation to the Notes and to comply with these Terms and Conditions, subject to and in accordance with these Terms and Conditions.
2.2By subscribing for Notes, each initial Noteholder agrees that the Notes shall benefit from and be subject to the Finance Documents and by acquiring Notes, each subsequent Noteholder confirms such agreement.
2.3The initial nominal amount of each Note is SEK 2,000,000 (the “Bt”). The Total Nominal Amount of the Notes is SEK 276,000,000. The Nominal Amount, and the Total Nominal Amount, may, be subject to a write-down, and subsequent reinstatement, in each case on a pro rata basis, in accordance with Clause 11 (Loss absorption and reinstatement), and “Nominal Amount” shall be construed accordingly.
2.4Each Note is issued on a fully paid basis at an issue price of 100.00 per cent. of the Nominal Amount.
2.5The ISIN for the Notes is SE0017767296.
2.6The Issuer reserves the right to issue further notes, including, subordinated notes, and other obligations in the future, which may rank senior to or pari passu with the Notes.
2.7The Notes are freely transferable but the Noteholders may be subject to purchase or transfer restrictions with regard to the Notes, as applicable, under local regulation to which a Noteholder may be subject. Each Noteholder must ensure compliance with such restrictions at its own cost and expense.
2.8No action is being taken in any jurisdiction that would or is intended to permit a public offering of the Notes or the possession, circulation or distribution of any document or other material relating to the Issuer or the Notes in any jurisdiction, where action for that purpose is required. Each Noteholder must inform itself about, and observe, any applicable restrictions to the transfer of material relating to the Issuer or the Notes.
3.STATUS OF THE NOTES
3.1The Notes on issue are intended to constitute Additional Tier 1 Capital of the Issuer and the Consolidated Situation. The Notes will constitute direct, unsecured and subordinated debt liabilities of the Issuer, and the Notes, and all payments in respect of, or arising from (including any damages awarded for breach of any obligations under) the Notes, shall at all times rank:
(a)pari passu without any preference among themselves;
(b)pari passu with
(i)any liabilities or capital instruments of the Issuer which constitute Additional Tier 1 Capital; and
(ii)any other liabilities or capital instruments of the Issuer that rank, or are expressed to rank, equally with the Notes, in each case as regards the right to receive periodic payments (to the extent any such periodic payment has not been cancelled) on a liquidation or bankruptcy of the Issuer and the right to receive repayment of capital on a liquidation or bankruptcy of the Issuer;
(c)senior to the claims of holders of all classes of the Issuer’s shares in their capacity as such holders and any other liabilities or capital instruments of the Issuer that rank, or are expressed to rank, junior to the Notes, in each case as regards the right to receive periodic payments (to the extent any such periodic payment has not been cancelled) on a liquidation or bankruptcy of the Issuer and the right to receive repayment of capital on a liquidation or bankruptcy of the Issuer; and
(d)junior to any present and future claims of:
(i)depositors of the Issuer;
(ii)any other unsubordinated creditors of the Issuer;
(iii)any non-preferred creditors falling within the scope of 18 §, first paragraph of the Swedish Rights of Priority Act (förmånsrättslag (1970:979)); and
(iv)except as expressly stated in paragraph (a) or (b) above, any subordinated creditors, including for the avoidance of doubt holders of any instruments which as at their respective issue dates constitute or constituted Tier 2 Capital.
3.2A Noteholder or the Agent may only declare the Notes (and any accrued interest) due and payable in the event of the liquidation (likvidation) or bankruptcy (konkurs) of the Issuer as set out in Clause 14 (Bankruptcy or liquidation).
3.3No Noteholder who is indebted to the Issuer shall be entitled to exercise any right of set-off or counterclaim against moneys owed by the Issuer in respect of Notes held by such Noteholder. Notwithstanding the preceding sentence, if any of the amounts owing to any Noteholder by the Issuer in respect of, or arising under or in connection with the Notes is discharged by set-off, such Noteholder shall, subject to applicable regulations, immediately pay an amount equal to the amount of such discharge to the Issuer (or, in the event of its liquidation or bankruptcy, the liquidator or, as appropriate, other insolvency practitioner appointed to the Issuer) and, until such time as payment is made, shall hold an amount equal to such amount in trust for the Issuer (or the liquidator or, as appropriate, other insolvency practitioner appointed to the Issuer (as the case may be)) and accordingly any such discharge shall be deemed not to have taken place.
4.USE OF PROCEEDS
The Issuer shall use the proceeds from the issue of the Notes for general corporate purposes of the Group.
5.CONDITIONS FOR DISBURSEMENT
5.1Prior to the issuance of the Notes, the Issuer shall provide the following to the Agent:
(a)the Finance Documents and the Agency Agreement duly executed by the parties thereto;
(b)an extract of the resolution from the board of directors of the Issuer approving the issue of the Notes, the terms of the Finance Documents and the Agency Agreement, and resolving to enter into such documents and any other documents (if any) necessary in connection therewith is in place;
(c)the articles of association and an up-to date certificate of registration of the Issuer;
(d)evidence that the person(s) who has/have signed the Finance Documents, the Agency Agreement and any other documents in connection therewith on behalf of parties thereto is/are duly authorised to do so; and
(e)such other documents and information as is agreed between the Agent and the Issuer.
5.2The Agent may assume that the documentation delivered to it pursuant to Clause 5.1 is accurate, correct and complete unless it has actual knowledge that this is not the case, and the Agent does not have to verify the contents of any such documentation.
5.3The Agent shall confirm to the Issuing Agent when the conditions in Clause 5.1 have been satisfied.
6.NOTES IN BOOK-ENTRY FORM
6.1The Notes will be registered for the Noteholders on their respective Securities Accounts and no physical notes will be issued. Accordingly, the Notes will be registered in accordance with the Financial Instruments Accounts Act. Registration requests relating to the Notes shall be directed to an Account Operator. The Debt Register shall constitute conclusive evidence of the persons who are Noteholders and their holdings of Notes.
6.2Those who according to assignment, Security, the provisions of the Swedish Children and Parents Code (föräldrabalk (1949:381)), conditions of will or deed of gift or otherwise have acquired a right to receive payments in respect of a Note shall register their entitlements to receive payment in accordance with the Financial Instruments Accounts Act.

6.3The Issuer and the Agent shall at all times be entitled to obtain information from the Debt Register. At the request of the Agent, the Issuer shall promptly obtain such information and provide it to the Agent. For the purpose of carrying out any administrative procedure that arises out of the Finance Documents, the Issuing Agent shall be entitled to obtain information from the Debt Register.
6.4The Issuer shall issue any necessary power of attorney to such persons employed by the Agent, as notified by the Agent, in order for such individuals to independently obtain information directly from the Debt Register. The Issuer may not revoke any such power of attorney unless directed by the Agent or unless consent thereto is given by the Noteholders.
6.5The Issuer and the Agent may use the information referred to in Clause 6.3 only for the purposes of carrying out their duties and exercising their rights in accordance with the Finance Documents and the Agency Agreement and shall not disclose such information to any Noteholder or third party unless necessary for such purposes.
7.RIGHT TO ACT ON BEHALF OF A NOTEHOLDER
7.1If any person other than a Noteholder (including the owner of a Note, if such person is not the Noteholder) wishes to exercise any rights under the Finance Documents, it must obtain a power of attorney or other authorisation from the Noteholder or a successive, coherent chain of powers of attorney or authorisations starting with the Noteholder and authorising such person.
7.2A Noteholder may issue one or several powers of attorney to third parties to represent it in relation to some or all of the Notes held by it. Any such representative may act independently under the Finance Documents in relation to the Notes for which such representative is entitled to represent the Noteholder and may further delegate its right to represent the Noteholder.
7.3The Agent shall only have to examine the face of a power of attorney or other authorisation that has been provided to it pursuant to Clause 7.2 and may assume that such document has been duly authorised, is valid, has not been revoked or superseded and that it is in full force and effect, unless otherwise is apparent from its face or the Agent has actual knowledge to the contrary.
7.4These Terms and Conditions shall not affect the relationship between a Noteholder who is the nominee (förvaltare) with respect to a Note and the owner of such Note, and it is the responsibility of such nominee to observe and comply with any restrictions that may apply to it in this capacity.
8.ADMISSION TO TRADING
8.1The Issuer shall use reasonable efforts to ensure that the Notes are admitted to trading on Nasdaq Stockholm within thirty (30) days from the Issue Date or, if such admission to trading is not possible to obtain, admitted to trading on another Regulated Market.
8.2The Issuer shall, following the admission to trading, use reasonable efforts to maintain the admission to trading as long as any Notes are outstanding, however not longer than up to and including the last day of which the admission to trading can reasonably, pursuant to the applicable regulations of the Regulated Market and the CSD Regulations, subsist.

8.3For the avoidance of doubt, neither a Noteholder nor the Agent has the right to accelerate the Notes or otherwise request a prepayment or redemption of the Notes if a failure to admit the Notes to trading or maintain admission to trading of the Notes in accordance with Clause 8.1 or 8.2 above occurs.
9.PAYMENTS IN RESPECT OF THE NOTES
9.1Any payment or repayment under the Finance Documents, or any amount due in respect of a repurchase of any Notes, shall be made to such person who is registered as a Noteholder on the Record Date prior to an Interest Payment Date or other relevant payment date, or to such other person who is registered with the CSD on such Record Date as being entitled to receive the relevant payment, repayment or repurchase amount.
9.2If a Noteholder has registered, through an Account Operator, that principal, interest or any other payment shall be deposited in a certain bank account, such deposits will be effected by the CSD on the relevant payment date. Should the CSD, due to a delay on behalf of the Issuer or some other obstacle, not be able to effect payments as aforesaid, the Issuer shall procure that such amounts are paid to the persons who are registered as Noteholders as soon as possible after such obstacle has been removed.
9.3If, due to any obstacle for the CSD, the Issuer cannot make a payment or repayment, such payment or repayment may be postponed until the obstacle has been removed. For the avoidance of doubt, such postponement shall in no event constitute an event of default.
9.4If payment or repayment is made in accordance with this Clause 9 (Payments in respect of the Notes), the Issuer and the CSD shall be deemed to have fulfilled their obligation to pay, irrespective of whether such payment was made to a person not entitled to receive such amount.
9.5The Issuer is not liable to gross-up any payments under the Finance Documents by virtue of any withholding tax (including but not limited to any withholding or deduction required pursuant to an agreement described in Section 1471(b) of the U.S. Internal Revenue Code of 1986 (the “Code”) or otherwise imposed pursuant to Sections 1471 through 1474 of the Code, any regulations or agreements thereunder, or any official interpretations thereof, or any law implementing an intergovernmental approach thereto), public levy or the similar.
10.INTEREST AND INTEREST CANCELLATION
10.1Interest
10.1.1Subject to Clause 10.2 and Clause 11, each Note carries Interest at the Interest Rate applied to the Nominal Amount from (but excluding) the Issue Date up to (and including) the relevant Redemption Date.
10.1.2Interest accrues during an Interest Period. Payment of Interest in respect of the Notes shall be made to the Noteholders on each Interest Payment Date for the preceding Interest Period.
10.1.3Interest shall be calculated on the basis of the actual number of days in the Interest Period in respect of which payment is being made divided by 360 (actual/360-days basis).
10.2Interest cancellation

10.2.1Any payment of Interest in respect of the Notes shall be payable only out of the Issuer’s Distributable Items and:
(a)may be cancelled, at any time, in whole or in part, at the option of the Issuer in its sole discretion and notwithstanding that it has Distributable Items or that it may make any distributions pursuant to the Applicable Banking Regulations; or
(b)will be mandatorily cancelled if and to the extent so required by the Applicable Banking Regulations, including the applicable criteria for Additional Tier 1 Capital instruments.
10.2.2The Issuer shall give notice to the Noteholders in accordance with Clause 24 (Notices) of any such cancellation of a payment of Interest, which notice might be given after the date on which the relevant payment of Interest is scheduled to be made. Notwithstanding the foregoing, failure to give such notice shall not prejudice the right of the Issuer not to pay Interest as described above and shall not constitute an event of default for any purpose.
10.2.3Following any cancellation of Interest as described above, the right of the Noteholders to receive accrued Interest in respect of any such Interest Period will terminate and the Issuer will have no further obligation to pay such Interest or to pay interest thereon, whether or not payments of Interest in respect of subsequent Interest Periods are made, and such unpaid Interest will not be deemed to have “accrued” or been earned for any purpose.
10.2.4Failure to pay such interest (or the cancelled part thereof) in accordance with this Clause 10 shall not constitute an event of default or the occurrence of any event related to the insolvency of the Issuer or entitle the Noteholders to take any action to cause the Issuer to be declared bankrupt or for the liquidation, winding-up or dissolution of the Issuer.
10.3Calculation of Interest in case of write-down or reinstatement
10.3.1Subject to Clause 10.2 (Interest cancellation), in the event that a write-down of the Notes occurs pursuant to Clause 11.1 (Loss absorption upon a Trigger Event) during an Interest Period, Interest will continue to accrue on the Nominal Amount (as adjusted as of the relevant Write Down Date).
10.3.2Subject to Clause 10.2 (Interest cancellation), in the event that a reinstatement of the Notes occurs pursuant to Clause 11.2 (Reinstatement of the Notes), Interest shall begin to accrue on the reinstated Nominal Amount with effect from (and including) the relevant Reinstatement Date.
10.3.3In connection with a write-down or write-up pursuant to Clause 11 (Loss absorption and reinstatement), the Issuer shall inform the CSD of the adjusted basis for calculation that shall be applied on the next Interest Payment Date, in order for the Noteholders to receive an amount of Interest equivalent to the Interest Rate on the Nominal Amount so written down or written up (as applicable).
10.4No penalty interest
Under no circumstances shall any penalty interest (dröjsmålsränta) be payable by the Issuer in respect of the Notes.

11.LOSS ABSORPTION AND REINSTATEMENT
11.1Loss absorption upon a Trigger Event
11.1.1If at any time a Trigger Event occurs, the Issuer shall immediately notify the Swedish FSA and the Issuer shall immediately notify the Noteholders and the Agent in accordance with Clause 24 (Notices) and the Total Nominal Amount and the Issuer’s payment obligation under the Notes shall be written down in accordance with this Clause 11.1 (Loss absorption upon a Trigger Event).
11.1.2A write-down shall take place without delay on a date selected by the Issuer in consultation with the Swedish FSA (the “Write Down Date”) but no later than one month following the occurrence of the relevant Trigger Event. The Swedish FSA may require that the period of one month referred to above is reduced in cases where it assesses that sufficient certainty on the required amount of the write-down is established or in cases where it assesses that an immediate write-down is needed. For the purposes of determining whether a Trigger Event has occurred, the CET1 ratios may be calculated at any time based on information (whether or not published) available to management of the Issuer, including information internally reported within the Issuer pursuant to its procedures for monitoring the CET1 ratios. The Issuer intends to calculate and publish the CET1 ratios on at least a semi-annual basis. The determination as to whether a Trigger Event has occurred shall be made by the Issuer and the Swedish FSA or any agent appointed for such purpose by the Swedish FSA. Any such determination shall be binding on the Issuer and the Noteholders.
11.1.3A write-down shall be made as a reduction of the Total Nominal Amount and such write- down shall be considered to be an unconditional capital contribution (ovillkorat kapitaltillskott) by the Noteholders and shall be made in consultation with the Swedish FSA and in accordance with the CSD Regulations.
11.1.4The aggregate reduction of the Total Nominal Amount of the Notes outstanding on the Write Down Date will, subject as provided below, be equal to the lower of:
(a)the amount necessary to generate sufficient CET1 Capital that would restore the CET1 ratio of the Issuer to at least 5.125 per cent. and the CET1 ratio of the Consolidated Situation to at least 7.00 per cent. at the point of such reduction, after taking into account (subject as provided below) the pro rata write-down and/or conversion of the prevailing nominal amount of all Loss Absorbing Instruments (if any) to be written down and/or converted concurrently (or substantially concurrently) with the Notes, provided that, with respect to each Loss Absorbing Instrument (if any), such pro rata write-down and/or conversion shall only be taken into account to the extent required to restore the CET1 ratios contemplated above to the lower of (i) such Loss Absorbing Instrument’s trigger level and (ii) the trigger level in respect of which the relevant Trigger Event under the Notes has occurred and, in each case, in accordance with the terms of the relevant Loss Absorbing Instruments and the Applicable Banking Regulations; and
(b)the amount that would result in the Nominal Amount of a Note being reduced to SEK 1.00.
11.1.5The aggregate reduction determined in accordance with Clause 11.1.4 shall be applied to all of the Notes pro rata on the basis of their Nominal Amount immediately prior to the write- down and references herein to “Write Down Amount” shall mean, in respect of each Note, the amount by which the Nominal Amount of such Note is to be written down accordingly. A Trigger Event may occur on more than one occasion (and each Note may be written down on more than one occasion).
11.1.6To the extent the write down and/or conversion of any Loss Absorbing Instruments for the purpose of Clause 11.1.4 is not possible for any reason, this shall not in any way prevent any write-down of the Notes. Instead, in such circumstances, the Notes will be written down and the Write Down Amount determined as provided above but without including for the purpose of Clause 11.1.4 any CET1 Capital in respect of the write down or conversion of such Loss Absorbing Instruments, to the extent it is not possible for them to be written down and/or converted.
11.1.7The Issuer shall set out its determination of the Write Down Amount per Note in the relevant notice referred to in Clause 11.1.8 below together with the Nominal Amount following the relevant write-down. However, if the Write Down Amount has not been determined when such notice is given, the Issuer shall, as soon as reasonably practicable following such determination, notify the Write Down Amount to the Noteholders and the Agent in accordance with Clause 24 (Notices) and procure that the Swedish FSA is notified. The Issuer’s determination of the relevant Write Down Amount shall be irrevocable and binding on all parties.
11.1.8If the Notes are to be written down, the Issuer shall notify the Noteholders and the Agent in accordance with Clause 24 (Notices). Notwithstanding the foregoing, failure to give such notice shall not prejudice, affect the effectiveness of, or otherwise invalidate, any write-down of the Notes.
11.1.9Any reduction of the Nominal Amount of a Note pursuant to this Clause 11.1 (Loss absorption upon a Trigger Event) shall not constitute an event of default by the Issuer for any purpose, and the Noteholders shall have no right to claim for amounts written down, whether in liquidation or bankruptcy of the Issuer or otherwise, save to the extent (if any) such amounts are reinstated in accordance with Clause 11.2 (Reinstatement of the Notes).
11.2Reinstatement of the Notes
11.2.1Following a write-down of the Total Nominal Amount in accordance with Clause 11.1 (Loss absorption upon a Trigger Event), the Issuer may, at its absolute discretion but subject to obtaining relevant approval from its shareholder (if required) reinstate any portion of the principal of the Notes, subject to compliance with any maximum distribution limits set out in the Applicable Banking Regulations and any other applicable regulations.
11.2.2Unless write up of the principal of the Notes is permitted and possible in accordance with the CSD Regulations, reinstatement shall be made by way of issuing new notes that qualify as Additional Tier 1 Capital of the Issuer to the relevant Noteholders. Any such new note issuance shall specify the relevant details of the manner in which such new note issuance shall take effect and where the Noteholders can obtain copies of the new terms and conditions of the new notes. Such new notes shall be issued without any cost or charge to the Noteholders and shall be made in accordance with the CSD Regulations.
11.2.3A reinstatement in accordance with this Clause 11.2 (Reinstatement of the Notes) shall be made taking into account any preceding or imminent reinstatement of corresponding or similar loss absorbing instruments (if any) issued by the Issuer or any other member of the Consolidated Situation, including but not limited to Additional Tier 1 Capital instruments (other than the Notes).
11.2.4For the avoidance of doubt, at no time may the reinstated Total Nominal Amount exceed the original Total Nominal Amount of the Notes (if issued in full), as at the Issue Date, being SEK 276,000,000.
11.2.5For the avoidance of doubt, any reinstatement of any proportion of the principal of the Notes (either by way of write up of the principal of the Notes or by way of issuing new notes that qualify as Additional Tier 1 Capital of the Issuer) shall be made on a pro rata basis and without any preference among the Notes and on a pro rata basis with the reinstatement of all Written Down Additional Tier 1 Instruments (if any). Any failure by the Issuer to reinstate the Notes on a pro rata basis with the write up of all Written Down Additional Tier 1 Instruments (if any) however will not affect the effectiveness, or otherwise invalidate, any reinstatement of the Notes and/or reinstatement of the Written Down Additional Tier 1 Instruments or give Noteholders any rights as a result of such failure.
11.2.6If the Issuer decides to reinstate any proportion of the principal of the Notes, the Issuer shall notify the Noteholders and the Agent in accordance with Clause 24 (Notices) prior to such reinstatements becoming effective and specifying the date on which the reinstatements will become effective (the “Reinstatement Date”). Such notice shall specify the Record Date and any technical or administrative actions that a Noteholder needs to undertake to receive its portion of the reinstatement. A reinstatement of the Notes shall take place on a Business Day as selected by the Issuer, however, falling no earlier than twenty (20) Business Days following the effective date of the reinstatement notice.
12.REDEMPTION AND REPURCHASE OF THE NOTES
12.1No scheduled redemption
12.1.1The Notes are perpetual and have no fixed date for redemption. The Issuer may only redeem the Notes in the circumstances described in this Clause 12 (Redemption and repurchase of the Notes).
12.1.2The Notes are not redeemable at the option of the Noteholders at any time and the Noteholders shall have no right to accelerate the Notes or other remedies or sanctions against the Issuer for any breach of these Terms and Conditions by the Issuer, other than as set out in Clause 14 (Bankruptcy or liquidation).
12.2Early redemption at the option of the Issuer
Subject to Clause 12.5 (Permission from the Swedish FSA) and giving notice in accordance with Clause 12.7 (Notice of early redemption, substitution or variation), the Issuer may redeem all (but not some only) outstanding Notes at:
(a)any time within the Initial Call Period; or
(b)any Interest Payment Date falling after the Initial Call Period.

12.3Purchase of Notes by the Issuer and related companies
Subject to applicable regulations and to Clause 12.5 (Permission from the Swedish FSA), the Issuer or any other Group Company, or other company forming part of the Consolidated Situation, may at any time on or following the First Call Date and at any price purchase Notes on the market or in any other way and at any price. Notes held by such company may at its discretion be retained, sold or cancelled.
12.4Early redemption, substitution or variation upon the occurrence of a Capital Event or Tax Event
If a Capital Event or Tax Event occurs, the Issuer may, at its option, but subject to Clause 12.5 (Permission from the Swedish FSA) and giving notice in accordance with Clause 12.7 (Notice of early redemption, substitution or variation):
(a)redeem all (but not some only) outstanding Notes on any Interest Payment Date; or
(b)substitute or vary the terms of all (but not some only) of the outstanding Notes without any requirement for the consent or approval of the Noteholders, so that they become or remain, as applicable, Qualifying Securities, provided that such substitution or variation does not itself give rise to any right of the Issuer to redeem, substitute or vary the terms of the Notes in accordance with this Clause 12.4 (Early redemption, substitution or variation upon the occurrence of a Capital Event or Tax Event) in relation to the Qualifying Securities so substituted or varied.
12.5Permission from the Swedish FSA
The Issuer, or any other company forming part of the Consolidated Situation, may not redeem, purchase, substitute or vary as contemplated by this Clause 12 (Redemption and repurchase of the Notes), any Notes without the prior written permission of the Swedish FSA and in accordance with the Applicable Banking Regulations (including any pre-conditions set out therein at the relevant time). Any refusal by the Swedish FSA to give its permission shall not constitute an event of default for any purpose.
12.6Early redemption amount
The Notes shall be redeemed at a price per Note equal to the Nominal Amount together with accrued but unpaid Interest.
12.7Notice of early redemption, substitution or variation
12.7.1Any redemption, substitution or variation in accordance with Clauses 12.2 (Early redemption at the option of the Issuer) and 12.4 (Early redemption, substitution or variation upon the occurrence of a Capital Event or Tax Event) shall be made by the Issuer having given:
(a)not less than fifteen (15) Business Days’ notice to the Noteholders; and

(b)not less than five (5) Business Days’ notice (or such lesser period as may be agreed between the Issuer and the Agent) before the giving of the notice referred to in paragraph (a) above to the Agent.
in each case notice shall be given in accordance with Clause 24 (Notices). Any such notice is irrevocable and, upon expiry of the notice period, the Issuer is bound to redeem the Notes.
12.7.2Notwithstanding Clause 12.7.1, if a Trigger Event occurs following a notice being given in accordance with Clause 12.7.1 but prior to the relevant redemption of the Notes, such notice shall be of no force and effect and Clause 11.1 (Loss absorption upon a Trigger Event) shall apply, and, for the avoidance of doubt, no redemption shall occur.
13.INFORMATION TO NOTEHOLDERS
13.1Information from the Issuer
The Issuer shall make the following information available to the Noteholders and the Agent by way of publication on the website of the Issuer:
(a)Audited financial statements: as soon as the same become available, but in any event within five (5) months after the end of each financial year, audited consolidated financial statements of the Group for that financial year prepared in accordance with the Accounting Principles;
(b)Half year financial statements: as soon as the same become available, but in any event within two (2) months after the end of the relevant reporting period, consolidated financial statements of the Group for the interim half of the financial year, or the year-end report (bokslutskommuniké) (as applicable), prepared in accordance with the Accounting Principles;
(c)Quarterly financial statements: as soon as the same become available, but in any event within two (2) months after the end of each quarter of each financial year, consolidated financial statements of the Group or the Group’s holding company level (as applicable from time to time) for such period, prepared in accordance with the Accounting Principles; and
(d)Regulatory capital reports: as soon as the same become available, but in any event within two (2) months after the end of each quarter of its financial year, a report on regulatory capital for the Issuer and the Consolidated Situation (if applicable).
13.2Information from the Agent
Subject to the restrictions of any agreement regarding the non-disclosure of information received from the Issuer, the Agent is entitled to disclose to the Noteholders any event or circumstance directly or indirectly relating to the Issuer or the Notes. Notwithstanding the foregoing, the Agent may if it considers it to be beneficial to the interests of the Noteholders delay disclosure or refrain from disclosing certain information.
13.3Information among the Noteholders

Upon a reasonable request by a Noteholder, the Agent shall promptly distribute to the Noteholders any information from such Noteholder which relates to the Notes. The Agent may require that the requesting Noteholder or the Issuer reimburses any costs or expenses incurred, or to be incurred, by the Agent in doing so (including a reasonable fee for the work of the Agent) before any such information is distributed.
13.4Publication of Finance Documents
The latest version of these Terms and Conditions (including any document amending these Terms and Conditions) shall be available on the websites of the Issuer and the Agent.
14.BANKRUPTCY OR LIQUIDATION
14.1The Noteholders have no right to accelerate the Notes or otherwise request prepayment or redemption of the principal amount of the Notes. If, and, notwithstanding anything to the contrary in these Terms and Conditions, only if, the Issuer is declared bankrupt or put into liquidation, a Noteholder may prove or claim in such bankruptcy or liquidation for payment of the Nominal Amount of Notes held by such Noteholder, together with Interest accrued to (but excluding) the date of commencement of the relevant bankruptcy or liquidation proceedings to the extent the Interest has not been cancelled by the Issuer.
14.2If an event where the Issuer is declared bankrupt or put into liquidation as set out in Clause 14.1 above occurs, the Agent is, following the instructions of the Noteholders, authorised to:
(a)by notice to the Issuer, declare all, but not only some, of the outstanding Notes due for payment together with any other amounts payable under the Finance Documents (except any Interest cancelled in accordance with Clause 10.2 (Interest cancellation)), immediately or at such later date as the Agent determines; and
(b)exercise any or all of its rights, remedies, powers and discretions under the Finance Documents.
14.3In the event of an acceleration of the Notes upon the Issuer being declared bankrupt or put into liquidation, the Issuer shall redeem all Notes at an amount equal to 100 per cent. of the Nominal Amount together with accrued and unpaid interest. However, no payment will be made to the Noteholders before all amounts due, but unpaid, to all other creditors of the Issuer ranking ahead of the Noteholders as described in Clause 3 (Status of the Notes) have been repaid by the Issuer, as ascertained by the judicial liquidator (likvidator) or bankruptcy administrator (konkursförvaltare).
14.4In the event of bankruptcy, liquidation or resolution of the Issuer, no Noteholder shall be entitled to exercise any right of set-off or counterclaim against monies owned by the Issuer in respect of the Notes held by such Noteholder.
15.DISTRIBUTION OF PROCEEDS
15.1In the event of the liquidation or bankruptcy of the Issuer, all payments relating to the Notes and the Finance Documents shall be distributed in the following order of priority, in accordance with the instructions of the Agent:

(a)first, in or towards payment pro rata of:
(i)all unpaid fees, costs, expenses and indemnities payable by the Issuer to the Agent in accordance with the Agency Agreement (other than any indemnity given for liability against the Noteholders);
(ii)other costs and expenses relating to the protection or the Noteholders’ rights as may have been incurred by the Agent;
(iii)any costs incurred by the Agent for external experts that have not been reimbursed by the Issuer in accordance with Clause 19.2.8; and
(iv)any costs and expenses incurred by the Agent in relation to a Noteholders’ Meeting or a Written Procedure that have not been reimbursed by the Issuer in accordance with Clause 16.4.11;
(b)secondly, in or towards payment pro rata of accrued but unpaid Interest under the Notes not cancelled in accordance with Clause 10.2 (Interest cancellation) (Interest due on an earlier Interest Payment Date to be paid before any Interest due on a later Interest Payment Date);
(c)thirdly, in or towards payment pro rata of any unpaid principal under the Notes; and
(d)fourthly, in or towards payment pro rata of any other costs or outstanding amounts unpaid under the Finance Documents.
15.2Funds that the Agent receives (directly or indirectly) following an application of Clause 15.1 in connection with the enforcement of the Notes constitute escrow funds (redovisningsmedel) and must be held on a separate bank account on behalf of the Noteholders and the other interested parties. The Agent shall arrange for payments of such funds in accordance with this Clause 15 (Distribution of proceeds) as soon as reasonably practicable.
15.3If the Issuer or the Agent shall make any payment under this Clause 15 (Distribution of proceeds), the Issuer or the Agent, as applicable, shall notify the Noteholders of any such payment at least fifteen (15) Business Days before the payment is made in accordance with Clause 24 (Notices). The notice from the Issuer shall specify the Record Date, the payment date and the amount to be paid.
16.DECISIONS BY NOTEHOLDERS
16.1Request for a decision
16.1.1A request by the Agent for a decision by the Noteholders on a matter relating to the Finance Documents shall (at the option of the Agent) be dealt with at a Noteholders’ Meeting or by way of a Written Procedure.
16.1.2Any request from the Issuer or a Noteholder (or Noteholders) representing at least ten (10) per cent. of the Adjusted Total Nominal Amount (such request shall, if made by several Noteholders, be made by them jointly) for a decision by the Noteholders on a matter relating to the Finance Documents shall be directed to the Agent and dealt with at a Noteholders’ Meeting or by way a Written Procedure, as determined by the Agent. The person requesting the decision may suggest the form for decision making, but if it is in the Agent’s opinion more appropriate that a matter is dealt with at a Noteholders’ Meeting than by way of a Written Procedure, it shall be dealt with at a Noteholders’ Meeting.
16.1.3The Agent may refrain from convening a Noteholders’ Meeting or instigating a Written Procedure if:
(a)the suggested decision must be approved by any person in addition to the Noteholders and such person has informed the Agent that an approval will not be given; or
(b)the suggested decision is not in accordance with applicable regulations.
16.1.4The Agent shall not be responsible for the content of a notice for a Noteholders’ Meeting or a communication regarding a Written Procedure unless and to the extent it contains information provided by the Agent.
16.1.5Should the Agent not convene a Noteholders’ Meeting or instigate a Written Procedure in accordance with these Terms and Conditions, without Clause 16.1.3 being applicable, the person requesting the decision by Noteholders may request the Issuer to convene such Noteholders’ Meeting or instigate such Written Procedure, as the case may be, instead. Should the Issuer in such situation not convene a Noteholders’ Meeting, the person requesting the decision by Noteholders may convene such Noteholders’ Meeting or instigate such Written Procedure, as the case may be, instead. The Issuer or the Issuing Agent shall then upon request provide the convening Noteholder with such information available in the Debt Register as may be necessary in order to convene and hold the Noteholders’ Meeting or instigate and carry out the Written Procedure, as the case may be. The Issuer or Noteholder(s), as applicable, shall supply to the Agent a copy of the dispatched notice or communication.
16.1.6Should the Issuer want to replace the Agent, it may (a) convene a Noteholders’ Meeting in accordance with Clause 16.2 (Convening of Noteholders’ Meeting) or (b) instigate a Written Procedure by sending communication in accordance with Clause 16.3 (Instigation of Written Procedure), in either case with a copy to the Agent. After a request from the Noteholders pursuant to Clause 19.4.3, the Issuer shall no later than ten (10) Business Days after receipt of such request (or such later date as may be necessary for technical or administrative reasons) convene a Noteholders’ Meeting in accordance with Clause 16.2. The Issuer shall inform the Agent before a notice for a Noteholders’ Meeting or communication relating to a Written Procedure where the Agent is proposed to be replaced is sent and shall, on the request of the Agent, append information from the Agent together with the a notice or the communication.
16.1.7Should the Issuer or any Noteholder(s) convene a Noteholders’ Meeting or instigate a Written Procedure pursuant to Clause 16.1.5 or 16.1.6, then the Agent shall no later than five (5) Business Days’ prior to dispatch of such notice or communication be provided with a draft thereof. The Agent may further append information from it together with the notice or communication, provided that the Agent supplies such information to the Issuer or the Noteholder(s), as the case may be, no later than one (1) Business Day prior to the dispatch of such notice or communication.

16.2Convening of Noteholders’ Meeting
16.2.1The Agent shall convene a Noteholders’ Meeting as soon as practicable and in any event no later than five (5) Business Days after receipt of a valid request from the Issuer or the Noteholder(s) (or such later date as may be necessary for technical or administrative reasons) by sending a notice thereof to each person who is registered as a Noteholder on the Record Date prior to the date on which the notice is sent.
16.2.2The notice pursuant to Clause 16.2.1 shall include:
(a)time for the meeting;
(b)place for the meeting;
(c)a specification of the Record Date on which a person must be registered as a Noteholder in order to be entitled to exercise voting rights;
(d)a form of power of attorney;
(e)the agenda for the meeting;
(f)any applicable conditions and conditions precedent;
(g)the reasons for, and contents of, each proposal;
(h)if the proposal concerns an amendment to any Finance Document, the details of such proposed amendment;
(i)if a notification by the Noteholders is required in order to attend the Noteholders’ Meeting, information regarding such requirement; and
(j)information on where additional information (if any) will be published.
16.2.3The Noteholders’ Meeting shall be held no earlier than ten (10) Business Days and no later than thirty (30) Business Days after the effective date of the notice.
16.2.4Without amending or varying these Terms and Conditions, the Agent may prescribe such further regulations regarding the convening and holding of a Noteholders’ Meeting as the Agent may deem appropriate. Such regulations may include a possibility for Noteholders to vote without attending the meeting in person.
16.3Instigation of Written Procedure
16.3.1The Agent shall instigate a Written Procedure as soon as practicable and in any event no later than five (5) Business Days after receipt of valid a request from the Issuer or the Noteholder(s) (or such later date as may be necessary for technical or administrative reasons) by sending a communication to each such person who is registered as a Noteholder on the Record Date prior to the date on which the communication is sent.
16.3.2A communication pursuant to Clause 16.3.1 shall include:

(a)a specification of the Record Date on which a person must be registered as a Noteholder in order to be entitled to exercise voting rights;
(b)instructions and directions on where to receive a form for replying to the request (such form to include an option to vote yes or no for each request) as well as a form of power of attorney;
(c)the stipulated time period within which the Noteholder must reply to the request (such time period to last at least ten (10) Business Days and not longer than thirty
(30) Business Days from the effective date of the communication pursuant to Clause 16.3.1);
(d)any applicable conditions and conditions precedent;
(e)the reasons for, and contents of, each proposal;
(f)if a proposal concerns an amendment to any Finance Document, the details of such proposed amendment;
(g)if the voting is to be made electronically, the instructions for such voting; and
(h)information on where additional information (if any) will be published.
16.3.3When consents from Noteholders representing the requisite majority of the total Adjusted Total Nominal Amount pursuant to Clauses 16.4.2 and 16.4.3 have been received in a Written Procedure, the relevant decision shall be deemed to be adopted pursuant to Clause 16.4.2 or 16.4.3, as the case may be, even if the time period for replies in the Written Procedure has not yet expired.
16.4Majority, quorum and other provisions
16.4.1Only a Noteholder, or a person who has been provided with a power of attorney or other authorisation pursuant to Clause 7 (Right to act on behalf of a Noteholder) from a Noteholder:
(a)on the Record Date specified in the notice pursuant to Clause 16.2.2, in respect of a Noteholders’ Meeting, or
(b)on the Record Date specified in the communication pursuant to Clause 16.3.2, in respect of a Written Procedure, may exercise voting rights as a Noteholder at such Noteholders’ Meeting or in such Written Procedure, provided that the relevant Notes are included in the Adjusted Total Nominal Amount. Each whole Note entitles to one vote and any fraction of a Note voted for by a person shall be disregarded. Such Record Date specified pursuant to paragraph (a) or (b) above must fall no earlier than one (1) Business Day after the effective date of the communication.
16.4.2The following matters shall require the consent of Noteholders representing at least sixty- six and two thirds (66⅔) per cent. of the Adjusted Total Nominal Amount for which

Noteholders are voting at a Noteholders’ Meeting or for which Noteholders reply in a Written Procedure in accordance with the instructions given pursuant Clause 16.3.2:
(a)a change to the terms of Clauses 2.1, 3.1, 14.1 or 15.1;
(b)a change to an Interest Rate (other than as a result of an application of Clause 18 (Replacement of Base Rate)) or the Nominal Amount;
(c)a mandatory exchange of the Notes for other securities;
(d)a change to the terms dealing with the requirements for Bondholders’ consent set out in this Clause 16.4 (Majority, quorum and other provisions); and
(e)an early redemption of the Notes, other than as permitted by these Terms and Conditions (which for the avoidance of doubt shall always be subject to Clause 12.5 (Permission from the Swedish FSA) above).
16.4.3Any matter not covered by Clause 16.4.2 shall require the consent of Noteholders representing more than 50 per cent. of the Adjusted Total Nominal Amount for which Noteholders are voting at a Noteholders’ Meeting or for which Noteholders reply in a Written Procedure in accordance with the instructions given pursuant to Clause 16.3.2. This includes, but is not limited to, any amendment to, or waiver of, the terms of any Finance Document that does not require a higher majority (other than an amendment permitted pursuant to Clause 17.1(a), 17.1(d) or 17.1(e)).
16.4.4Quorum at a Noteholders’ Meeting or in respect of a Written Procedure only exists if a Noteholder (or Noteholders) representing at least fifty (50) per cent. of the Adjusted Total Nominal Amount in case of a matter pursuant to Clause 16.4.2, and otherwise twenty (20) per cent. of the Adjusted Total Nominal Amount:
(a)if at a Noteholders’ Meeting, attend the meeting in person or by other means prescribed by the Agent pursuant to Clause 16.2.4 (or appear through duly authorised representatives); or
(b)if in respect of a Written Procedure, reply to the request.
16.4.5If a quorum exists for some but not all of the matters to be dealt with at a Noteholders’ Meeting or by a Written Procedure, decisions may be taken in the matters for which a quorum exists.
16.4.6If a quorum does not exist at a Noteholders’ Meeting or in respect of a Written Procedure, the Agent or the Issuer shall convene a second Noteholders’ Meeting (in accordance with Clause 16.2.1) or initiate a second Written Procedure (in accordance with Clause 16.3.1), as the case may be, provided that the person(s) who initiated the procedure for Noteholders’ consent has confirmed that the relevant proposal is not withdrawn. For the purposes of a second Noteholders’ Meeting or second Written Procedure pursuant to this Clause 16.4.6, the date of request of the second Noteholders’ Meeting pursuant to Clause 16.2.1 or second Written Procedure pursuant to Clause 16.3.1, as the case may be, shall be deemed to be the relevant date when the quorum did not exist. The quorum requirement in Clause 16.4.4 shall not apply to such second Noteholders’ Meeting or Written Procedure.

16.4.7Any decision which extends or increases the obligations of the Issuer or the Agent, or limits, reduces or extinguishes the rights or benefits of the Issuer or the Agent, under the Finance Documents shall be subject to the Issuer’s or the Agent’s consent, as applicable.
16.4.8A Noteholder holding more than one Note need not use all its votes or cast all the votes to which it is entitled in the same way and may in its discretion use or cast some of its votes only.
16.4.9The Issuer may not, directly or indirectly, pay or cause to be paid any consideration to or for the benefit of owner of Notes (irrespective of whether such person is a Noteholder) for or as inducement to vote under these Terms and Conditions, unless such consideration is offered to all Noteholders that vote in respect of the proposal at the relevant Noteholders’ Meeting or in a Written Procedure within the time period stipulated for the consideration to be payable or the time period for replies in the Written Procedure, as the case may be.
16.4.10A matter decided at a duly convened and held Noteholders’ Meeting or by way of Written Procedure is binding on all Noteholders, irrespective of them being present or represented at the Noteholders’ Meeting or responding in the Written Procedure or how they voted. The Noteholders that have not adopted or voted for a decision shall not be liable for any damages that this may cause the Issuer or the other Noteholders.
16.4.11All costs and expenses incurred by the Issuer or the Agent for the purpose of convening a Noteholders’ Meeting or for the purpose of carrying out a Written Procedure, including reasonable fees to the Agent, shall be paid by the Issuer.
16.4.12If a decision is to be taken by the Noteholders on a matter relating to the Finance Documents, the Issuer shall promptly at the request of the Agent provide the Agent with a certificate specifying the number of Notes owned by Group Companies or (to the knowledge of the Issuer) Affiliates as per the Record Date for voting, irrespective of whether such person is a Noteholder. The Agent shall not be responsible for the accuracy of such certificate or otherwise be responsible for determining whether a Note is owned by a Group Company or an Affiliate.
16.4.13Information about decisions taken at a Noteholders’ Meeting or by way of a Written Procedure shall promptly be published on the websites of the Issuer and the Agent, provided that a failure to do so shall not invalidate any decision made or voting result achieved. The minutes from the relevant Noteholders’ Meeting or Written Procedure shall at the request of a Noteholder be sent to it by the Issuer or the Agent, as applicable.
17.AMENDMENTS AND WAIVERS
17.1The Issuer and the Agent (acting on behalf of the Noteholders) may, subject to the prior written permission of the Swedish FSA (to the extent required pursuant to Applicable Banking Regulations), agree to amend the Finance Documents or waive any provision in a Finance Document, provided that such amendment or waiver:
(a)is not detrimental to the interest of the Noteholders as a group;
(b)is made solely for the purpose of rectifying obvious errors and mistakes;

(c)is required by the Swedish FSA for the Notes to satisfy the requirements for Additional Tier 1 Capital under the Applicable Banking Regulations as applied by the Swedish FSA from time to time:
(d)is required by any applicable regulation, a court ruling or a decision by a relevant authority, including but not limited to, to facilitate any measure by the relevant regulator pursuant to the Swedish Resolution Act (lagen (2015:1016) om resolution);
(e)is made pursuant to Clause 18 (Replacement of Base Rate);
(f)is necessary for the purpose of having the Notes admitted to trading on the corporate bond list of Nasdaq Stockholm (or any other Regulated Market, as applicable) provided that such amendment or waiver does not materially adversely affect the rights of the Noteholders; or
(g)has been duly approved by the Noteholders in accordance with Clause 16 (Decisions by Noteholders).
17.2The Issuer may substitute or vary the terms of all (but not some only) of the outstanding Notes without any requirement for the consent or approval of the Noteholders, so that they become or remain, as applicable, Qualifying Securities, provided that such substitution or variation does not itself give rise to any right of the Issuer to redeem, substitute or vary the terms of the Notes in accordance with Clause 12.4 (Early redemption, substitution or variation upon the occurrence of a Capital Event or Tax Event) in relation to the Qualifying Securities so substituted or varied.
17.3An amendment to the Finance Documents shall take effect on the date determined by the Noteholders Meeting, in the Written Procedure or by the Agent, as the case may be.
18.REPLACEMENT OF BASE RATE
18.1General
18.1.1Any determination or election to be made by an Independent Adviser, the Issuer or the Noteholders in accordance with the provisions of this Clause 18 shall at all times be made by such Independent Adviser, the Issuer or the Noteholders (as applicable) acting in good faith, in a commercially reasonable manner and by reference to relevant market data.
18.1.2If a Base Rate Event has occurred, this Clause 18 shall take precedent over the fallbacks set out in paragraph (b) to (d) (inclusive) of the definition of STIBOR.
18.2Definitions
In this Clause 18:
“Adjustment Spread” means a spread (which may be positive, negative or zero) or a formula or methodology for calculating a spread, or a combination thereof to be applied to a Successor Base Rate and that is:

(a)formally recommended by any Relevant Nominating Body in relation to the replacement of the Base Rate; or
(b)if paragraph (a) above is not applicable, the adjustment spread that the Independent Adviser determines is reasonable to use in order to eliminate, to the extent possible, any transfer of economic value from one party to another as a result of a replacement of the Base Rate and is customarily applied in comparable debt capital market transactions.
“Base Rate Amendments” has the meaning set forth in Clause 18.3.4.
“Base Rate Event” means one or several of the following circumstances:
(a)the Base Rate (for the relevant Interest Period) has ceased to exist or ceased to be published for at least five (5) consecutive Business Days as a result of the Base Rate (for the relevant Interest Period) ceasing to be calculated or administered;
(b)a public statement or publication of information by (i) the supervisor of the Base Rate Administrator or (ii) the Base Rate Administrator that the Base Rate Administrator ceases to provide the applicable Base Rate (for the relevant Interest Period) permanently or indefinitely and, at the time of the statement or publication, no successor administrator has been appointed or is expected to be appointed to continue to provide the Base Rate;
(c)a public statement or publication of information in each case by the supervisor of the Base Rate Administrator that the Base Rate (for the relevant Interest Period) is no longer representative of the underlying market which the Base Rate is intended to represent and the representativeness of the Base Rate will not be restored in the opinion of the supervisor of the Base Rate Administrator;
(d)a public statement or publication of information in each case by the supervisor of the Base Rate Administrator with the consequence that it is unlawful for the Issuer or the Issuing Agent to calculate any payments due to be made to any Noteholder using the applicable Base Rate (for the relevant Interest Period) or it has otherwise become prohibited to use the applicable Base Rate (for the relevant Interest Period);
(e)a public statement or publication of information in each case by the bankruptcy trustee of the Base Rate Administrator or by the trustee under the bank recovery and resolution framework (krishanteringsregelverket) containing the information referred to in paragraph (b) above; or
(f)a Base Rate Event Announcement has been made and the announced Base Rate Event as set out in paragraphs (b) to (e) above will occur within six (6) months.
“Base Rate Event Announcement” means a public statement or published information as set out in paragraph (b) to (e) of the definition of Base Rate Event that any event or circumstance specified therein will occur.
“Independent Adviser” means an independent financial institution or adviser of repute in the debt capital markets where the Base Rate is commonly used.

“Relevant Nominating Body” means, subject to applicable law, firstly any relevant supervisory authority, secondly any applicable central bank, or any working group or committee of any of them, or thirdly the Financial Stability Council (Finansiella stabilitetsrådet) or any part thereof.
“Successor Base Rate” means:
(a)a screen or benchmark rate, including the methodology for calculating term structure and calculation methods in respect of debt instruments with similar interest rate terms as the Notes, which is formally recommended as a successor to or replacement of the Base Rate by a Relevant Nominating Body; or
(b)if there is no such rate as described in paragraph (a) above, such other rate as the Independent Adviser determines is most comparable to the Base Rate.
For the avoidance of doubt, in the event that a Successor Base Rate ceases to exist, this definition shall apply mutatis mutandis to such new Successor Base Rate.
18.3Determination of Base Rate, Adjustment Spread and Base Rate Amendments
18.3.1Without prejudice to Clause 18.3.2, upon a Base Rate Event Announcement, the Issuer may, if it is possible to determine a Successor Base Rate at such point of time, at any time before the occurrence of the relevant Base Rate Event at the Issuer’s expense appoint an Independent Adviser to initiate the procedure to determine a Successor Base Rate, the Adjustment Spread and any Base Rate Amendments for purposes of determining, calculating and finally deciding the applicable Base Rate. For the avoidance of doubt, the Issuer will not be obliged to take any such actions until obliged to do so pursuant to Clause 18.3.2.
18.3.2If a Base Rate Event has occurred, the Issuer shall use all commercially reasonable endeavours to, as soon as reasonably practicable and at the Issuer’s expense, appoint an Independent Adviser to initiate the procedure to determine, as soon as commercially reasonable, a Successor Base Rate, the Adjustment Spread and any Base Rate Amendments for purposes of determining, calculating, and finally deciding the applicable Base Rate.
18.3.3If the Issuer fails to appoint an Independent Adviser in accordance with Clause 18.3.2, the Noteholders shall, if so decided at a Noteholders’ Meeting or by way of Written Procedure, be entitled to appoint an Independent Adviser (at the Issuer’s expense) for the purposes set forth in Clause 18.3.2. If an event of default has occurred and is continuing, or if the Issuer fails to carry out any other actions set forth in Clause 18.3 to 18.6, the Agent (acting on the instructions of the Noteholders) may to the extent necessary effectuate any Base Rate Amendments without the Issuer’s cooperation.
18.3.4The Independent Adviser shall also initiate the procedure to determine any technical, administrative or operational changes required to ensure the proper operation of a Successor Base Rate or to reflect the adoption of such Successor Base Rate in a manner substantially consistent with market practice (“Base Rate Amendments”).
18.3.5Provided that a Successor Base Rate, the applicable Adjustment Spread and any Base Rate Amendments have been finally decided no later than prior to the relevant Quotation Day in relation to the next succeeding Interest Period, they shall become effective with effect from and including the commencement of the next succeeding Interest Period, always subject to any technical limitations of the CSD and any calculations methods applicable to such Successor Base Rate.
18.4Interim measures
18.4.1If a Base Rate Event set out in any of the paragraphs (a) to (e) of the Base Rate Event definition has occurred but no Successor Base Rate and Adjustment Spread have been finally decided prior to the relevant Quotation Day in relation to the next succeeding Interest Period or if such Successor Base Rate and Adjustment Spread have been finally decided but due to technical limitations of the CSD, cannot be applied in relation to the relevant Quotation Day, the Interest Rate applicable to the next succeeding Interest Period shall be:
(a)if the previous Base Rate is available, determined pursuant to the terms that would apply to the determination of the Base Rate as if no Base Rate Event had occurred; or
(b)if the previous Base Rate is no longer available or cannot be used in accordance with applicable law or regulation, equal to the Interest Rate determined for the immediately preceding Interest Period.
18.4.2For the avoidance of doubt, Clause 18.4.1 shall apply only to the relevant next succeeding Interest Period and any subsequent Interest Periods are subject to the subsequent operation of, and to adjustments as provided in, this Clause 18. This will however not limit the application of Clause 18.4.1 for any subsequent Interest Periods, should all relevant actions provided in this Clause 18 have been taken, but without success.
18.5Notices etc.
Prior to the Successor Base Rate, the applicable Adjustment Spread and any Base Rate Amendments become effective the Issuer shall promptly, following the final decision by the Independent Adviser of any Successor Base Rate, Adjustment Spread and any Base Rate Amendments, give notice thereof to the Agent, the Issuing Agent and the Noteholders in accordance with Clause 24 (Notices) and the CSD. The notice shall also include information about the effective date of the amendments. If the Notes are admitted to trading on a stock exchange, the Issuer shall also give notice of the amendments to the relevant stock exchange.
18.6Variation upon replacement of Base Rate
18.6.1No later than giving the Agent notice pursuant to Clause 18.5, the Issuer shall deliver to the Agent a certificate signed by the Independent Adviser and the CEO, CFO or any other duly authorised signatory of the Issuer (subject to Clause 18.3.3) confirming the relevant Successor Base Rate, the Adjustment Spread and any Base Rate Amendments, in each case as determined and decided in accordance with the provisions of this Clause 18. The Successor Base Rate the Adjustment Spread and any Base Rate Amendments (as applicable) specified in such certificate will, in the absence of manifest error or bad faith in any decision, be binding on the Issuer, the Agent, the Issuing Agent and the Noteholders.

18.6.2Subject to receipt by the Agent of the certificate referred to in Clause 18.6.1, the Issuer and the Agent shall, at the request and expense of the Issuer, without the requirement for any consent or approval of the Noteholders, without undue delay effect such amendments to the Finance Documents as may be required by the Issuer in order to give effect to this Clause 18.
18.6.3The Agent and the Issuing Agent shall always be entitled to consult with external experts prior to amendments are effected pursuant to this Clause 18. Neither the Agent nor the Issuing Agent shall be obliged to concur if in the reasonable opinion of the Agent or the Issuing Agent (as applicable), doing so would impose more onerous obligations upon it or expose it to any additional duties, responsibilities or liabilities or reduce or amend the protective provisions afforded to the Agent or the Issuing Agent in the Finance Documents.
18.7Limitation of liability for the Independent Adviser
Any Independent Adviser appointed pursuant to Clause 18.3 shall not be liable whatsoever for damage or loss caused by any determination, action taken or omitted by it under or in connection with any Finance Document, unless directly caused by its gross negligence or wilful misconduct. The Independent Adviser shall never be responsible for indirect or consequential loss.
19.THE AGENT
19.1Appointment of the Agent
19.1.1By subscribing for Notes, each initial Noteholder appoints the Agent to act as its agent in all matters relating to the Notes and the Finance Documents, and authorises the Agent to act on its behalf (without first having to obtain its consent, unless such consent is specifically required by these Terms and Conditions) in any legal or arbitration proceedings relating to the Notes held by such Noteholder, including the winding-up, dissolution, liquidation or bankruptcy (or its equivalent in any other jurisdiction) of the Issuer. By acquiring Notes, each subsequent Noteholder confirms such appointment and authorisation for the Agent to act on its behalf.
19.1.2Each Noteholder shall immediately upon request provide the Agent with any such documents, including a written power of attorney (in form and substance satisfactory to the Agent), that the Agent deems necessary for the purpose of exercising its rights and/or carrying out its duties under the Finance Documents. The Agent is under no obligation to represent a Noteholder which does not comply with such request.
19.1.3The Issuer shall promptly upon request provide the Agent with any documents and other assistance (in form and substance satisfactory to the Agent), that the Agent deems necessary for the purpose of exercising its rights and/or carrying out its duties under the Finance Documents.
19.1.4The Agent is entitled to fees for its work and to be indemnified for costs, losses and liabilities on the terms set out in the Finance Documents and the Agency Agreement and the Agent’s obligations as Agent under the Finance Documents are conditioned upon the due payment of such fees and indemnifications.

19.1.5The Agent may act as agent or trustee for several issues of securities or other loans issued by or relating to the Issuer and other Group Companies notwithstanding potential conflicts of interest.
19.2Duties of the Agent
19.2.1The Agent shall represent the Noteholders in accordance with the Finance Documents. However, the Agent is not responsible for the execution or enforceability of the Finance Documents.
19.2.2When acting in accordance with the Finance Documents, the Agent is always acting with binding effect on behalf of the Noteholders. The Agent shall act in the best interest of the Noteholders as a group and carry out its duties under the Finance Documents in a reasonable, proficient and professional manner, with reasonable care and skill.
19.2.3The Agent is entitled to delegate its duties to other professional parties, but the Agent shall remain liable for the actions of such parties under the Finance Documents.
19.2.4The Agent shall treat all Noteholders equally and, when acting pursuant to the Finance Documents, act with regard only to the interests of the Noteholders and shall not be required to have regard to the interests or to act upon or comply with any direction or request of any other person, other than as explicitly stated in the Finance Documents.
19.2.5Notwithstanding any other provision of the Finance Documents to the contrary, the Agent is not obliged to do or omit to do anything if it would or might in its reasonable opinion constitute a breach of any law or regulation.
19.2.6If in the Agent’s reasonable opinion the cost, loss or liability which it may incur (including reasonable fees to the Agent) in complying with instructions of the Noteholders, or taking any action at its own initiative, will not be covered by the Issuer, the Agent may refrain from acting in accordance with such instructions, or taking such action, until it has received such funding or indemnities (or adequate security has been provided therefore) as it may reasonably require.
19.2.7The Agent shall give a notice to the Noteholders:
(a)before it ceases to perform its obligations under the Finance Documents by reason of the non-payment by the Issuer of any fee or indemnity due to the Agent under the Finance Documents or the Agency Agreement; or
(b)if it refrains from acting for any reason described in Clause 19.2.6.
19.2.8The Agent is entitled to engage external experts when carrying out its duties under the Finance Documents. The Issuer shall on demand by the Agent pay all costs for external experts engaged after the occurrence of a breach of the Terms and Conditions, or for the purpose of investigating or considering:
(a)an event or circumstance which the Agent reasonably believes is or may lead to a breach of the Terms and Conditions; or

(b)a matter relating to the Issuer which the Agent reasonably believes may be detrimental to the interests of the Noteholders under the Finance Documents.
Any compensation for damages or other recoveries received by the Agent from external experts engaged by it for the purpose of carrying out its duties under the Finance Documents shall be distributed in accordance with Clause 15 (Distribution of proceeds).
19.2.9The Agent shall, as applicable, enter into agreements with the CSD, and comply with such agreement and the CSD Regulations applicable to the Agent, as may be necessary in order for the Agent to carry out its duties under the Finance Documents.
19.3Liability for the Agent
19.3.1The Agent will not be liable to the Noteholders for damage or loss caused by any action taken or omitted by it under or in connection with any Finance Document, unless directly caused by its negligence or wilful misconduct. The Agent shall never be responsible for indirect loss.
19.3.2The Agent shall not be considered to have acted negligently if it has acted in accordance with advice from or opinions of reputable external experts provided to the Agent or if the Agent has acted with reasonable care in a situation when the Agent considers that it is detrimental to the interests of the Noteholders to delay the action in order to first obtain instructions from the Noteholders.
19.3.3The Agent shall not be liable for any delay (or any related consequences) in crediting an account with an amount required pursuant to the Finance Documents to be paid by the Agent to the Noteholders, provided that the Agent has taken all necessary steps as soon as reasonably practicable to comply with the regulations or operating procedures of any recognised clearing or settlement system used by the Agent for that purpose.
19.3.4The Agent shall have no liability to the Noteholders for damage caused by the Agent acting in accordance with instructions of the Noteholders given in accordance with Clause 16 (Decisions by Noteholders).
19.3.5Any liability towards the Issuer which is incurred by the Agent in acting under, or in relation to, the Finance Documents shall not be subject to set-off against the obligations of the Issuer to the Noteholders under the Finance Documents.
19.4Replacement of the Agent
19.4.1Subject to Clause 19.4.6, the Agent may resign by giving notice to the Issuer and the Noteholders, in which case the Noteholders shall appoint a successor Agent at a Noteholders’ Meeting convened by the retiring Agent or by way of Written Procedure initiated by the retiring Agent.
19.4.2Subject to Clause 19.4.6, if the Agent is Insolvent, the Agent shall be deemed to resign as Agent and the Issuer shall within ten (10) Business Days appoint a successor Agent which shall be an independent financial institution or other reputable company which regularly acts as agent under debt issuances.

19.4.3A Noteholder (or Noteholders) representing at least ten (10) per cent. of the Adjusted Total Nominal Amount may, by notice to the Issuer (such notice may only be validly given by a person who is a Noteholder on the Business Day immediately following the day on which the notice is received by the Issuer and shall, if given by several Noteholders, be given by them jointly), require that a Noteholders’ Meeting is held for the purpose of dismissing the Agent and appointing a new Agent. The Issuer may, at a Noteholders’ Meeting convened by it or by way of Written Procedure initiated by it, propose to the Noteholders that the Agent be dismissed and a new Agent appointed.
19.4.4If the Noteholders have not appointed a successor Agent within ninety (90) days after:
(a)the earlier of the notice of resignation was given or the resignation otherwise took place; or
(b)the Agent was dismissed through a decision by the Noteholders, the Issuer shall appoint a successor Agent which shall be an independent financial institution or other reputable company which regularly acts as agent under debt issuances.
19.4.5The retiring Agent shall, at its own cost, make available to the successor Agent such documents and records and provide such assistance as the successor Agent may reasonably request for the purposes of performing its functions as Agent under the Finance Documents.
19.4.6The Agent’s resignation or dismissal shall only take effect upon the appointment of a successor Agent and acceptance by such successor Agent of such appointment and the execution of all necessary documentation to effectively substitute the retiring Agent.
19.4.7Upon the appointment of a successor, the retiring Agent shall be discharged from any further obligation in respect of the Finance Documents but shall remain entitled to the benefit of the Finance Documents and remain liable under the Finance Documents in respect of any action which it took or failed to take whilst acting as Agent. Its successor, the Issuer and each of the Noteholders shall have the same rights and obligations amongst themselves under the Finance Documents as they would have had if such successor had been the original Agent.
19.4.8In the event that there is a change of the Agent in accordance with this Clause 19.4, the Issuer shall execute such documents and take such actions as the new Agent may reasonably require for the purpose of vesting in such new Agent the rights, powers and obligation of the Agent and releasing the retiring Agent from its further obligations under the Finance Documents and the Agency Agreement. Unless the Issuer and the new Agent agree otherwise, the new Agent shall be entitled to the same fees and the same indemnities as the retiring Agent.
20.THE ISSUING AGENT
20.1The Issuer shall when necessary appoint an Issuing Agent to manage certain specified tasks under these Terms and Conditions and in accordance with the legislation, rules and regulations applicable to and/or issued by the CSD and relating to the Notes. The Issuing Agent shall be a commercial bank or securities institution approved by the CSD.

20.2The Issuer shall ensure that the Issuing Agent enters into agreements with the CSD, and comply with such agreement and the CSD Regulations applicable to the Issuing Agent, as may be necessary in order for the Issuing Agent to carry out its duties relating to the Notes.
20.3The Issuing Agent will not be liable to the Noteholders for damage or loss caused by any action taken or omitted by it under or in connection with any Finance Document, unless directly caused by its gross negligence or wilful misconduct. The Issuing Agent shall never be responsible for indirect or consequential loss.
21.THE CSD
21.1The Issuer has appointed the CSD to manage certain tasks under these Terms and Conditions and in accordance with the CSD Regulations and the other regulations applicable to the Notes.
21.2The CSD may retire from its assignment or be dismissed by the Issuer, provided that the Issuer has effectively appointed a replacement CSD that accedes as CSD at the same time as the old CSD retires or is dismissed and provided also that the replacement does not have a negative effect on any Noteholder or any admission to trading of the Notes. The replacing CSD must be authorised to professionally conduct clearing operations pursuant to the Swedish Securities Markets Act (lag (2007:528) om värdepappersmarknaden) and be authorised as a central securities depository in accordance with the Financial Instruments Accounts Act.
22.NO DIRECT ACTIONS BY NOTEHOLDERS
22.1A Noteholder may not take any steps whatsoever against the Issuer to enforce or recover any amount due or owing to it pursuant to the Finance Documents, or to initiate, support or procure the winding-up, dissolution, liquidation or bankruptcy (or its equivalent in any other jurisdiction) of the Issuer in relation to any of the obligations and liabilities of the Issuer under the Finance Documents. Such steps may only be taken by the Agent.
22.2Clause 22.1 shall not apply if the Agent has been instructed by the Noteholders in accordance with the Finance Documents to take certain actions but fails for any reason to take, or is unable to take (for any reason other than a failure by a Noteholder to provide documents in accordance with Clause 19.1.2), such actions within a reasonable period of time and such failure or inability is continuing. However, if the failure to take certain actions is caused by the non-payment of any fee or indemnity due to the Agent under the Finance Documents or the Agency Agreement or by any reason described in Clause 19.2.6, such failure must continue for at least forty (40) Business Days after notice pursuant to Clause 19.2.7 before a Noteholder may take any action referred to in Clause 22.1.
22.3The provisions of Clause 22.1 shall not in any way limit an individual Noteholder’s right to claim and enforce payments which are due by the Issuer to some but not all Noteholders.
22.4The provisions of this Clause 22 (No direct actions by the Noteholders) are subject to the over-riding limitations set out in Clause 2 (Status of the Notes).
23.TIME-BAR

23.1The right to receive repayment of the principal of the Notes shall be time-barred and become void ten (10) years from the Redemption Date. Subject to Clause 10 (Interest and interest cancellation), the right to receive payment of interest (excluding any capitalised interest) shall be time-barred and become void three (3) years from the relevant due date for payment. The Issuer is entitled to any funds set aside for payments in respect of which the Noteholders’ right to receive payment has been time-barred and has become void.
23.2If a limitation period is duly interrupted in accordance with the Swedish Act on Limitations (preskriptionslag (1981:130)), a new limitation period of ten (10) years with respect to the right to receive repayment of the principal of the Notes, and of three (3) years with respect to receive payment of interest (excluding capitalised interest) will commence, in both cases calculated from the date of interruption of the limitation period, as such date is determined pursuant to the provisions of the Swedish Act on Limitations.
24.NOTICES
24.1Any notice or other communication to be made under or in connection with the Finance Documents:
(a)if to the Agent, shall be given at the address registered with the Swedish Companies Registration Office (Bolagsverket) on the Business Day prior to dispatch, or, if sent by email by the Issuer, to the email address notified by the Agent to the Issuer from time to time;
(b)if to the Issuer, shall be given at the address registered with the Swedish Companies Registration Office on the Business Day prior to dispatch, or, if sent by email by the Agent, to the email address notified by the Issuer to the Agent from time to time; and
(c)if to the Noteholders, shall be given at their addresses registered with the CSD on a date selected by the sending person which falls no more than five (5) Business Days prior to the date on which the notice or communication is sent, and by either courier delivery (if practically possible) or letter for all Noteholders. A notice to the Noteholders shall also be published on the website of the Issuer and the Agent.
24.2Any notice or other communication made by one person to another under or in connection with the Finance Documents shall be sent by way of courier, personal delivery or letter, or, if between the Issuer and the Agent, by email, and will only be effective:
(a)in case of courier or personal delivery, when it has been left at the address specified in Clause 24.1;
(b)in case of letter, three (3) Business Days after being deposited postage prepaid in an envelope addressed to the address specified in Clause 24.1; or
(c)in case of email, when received in readable form by the email recipient.
24.3Any notice which shall be provided to the Noteholders in physical form pursuant to these Terms and Conditions may, at the discretion of the Agent, be limited to:
(a)a cover letter, which shall include:

(i)all information needed in order for Noteholders to exercise their rights under the Finance Documents;
(ii)details of where Noteholders can retrieve additional information;
(iii)contact details to the Agent; and
(iv)an instruction to contact the Agent should any Noteholder wish to receive the additional information by regular mail; and
(b)copies of any document needed in order for Noteholder to exercise their rights under the Finance Documents.
24.4Any notice or other communication pursuant to the Finance Documents shall be in English.
24.5Failure to send a notice or other communication to a Noteholder or any defect in it shall not affect its sufficiency with respect to other Noteholders.
25.FORCE MAJEURE
25.1Neither the Agent nor the Issuing Agent shall be held responsible for any damage arising out of any legal enactment, or any measure taken by a public authority, or war, strike, lockout, boycott, blockade, natural disaster, insurrection, civil commotion, terrorism or any other similar circumstance (a “Force Majeure Event”). The reservation in respect of strikes, lockouts, boycotts and blockades applies even if the Agent or the Issuing Agent itself takes such measures, or is subject to such measures.
25.2Should a Force Majeure Event arise which prevents the Agent or the Issuing Agent from taking any action required to comply with these Terms and Conditions, such action may be postponed until the obstacle has been removed.
25.3The provisions in this Clause 25 apply unless they are inconsistent with the provisions of the Financial Instruments Accounts Act which provisions shall take precedence.
26.GOVERNING LAW AND JURISDICTION
26.1These Terms and Conditions, and any non-contractual obligations arising out of or in connection therewith, shall be governed by and construed in accordance with the laws of Sweden.
26.2The Issuer submits to the non-exclusive jurisdiction of the District Court of Stockholm (Stockholms tingsrätt).

SIGNATURES
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